UNITED STATES
                          SECURITIES AND EXCHANGE COMMISSION
                                  WASHINGTON, DC 20549

                                       FORM 8-K
                                    CURRENT REPORT

       PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                     Date of Report (Date of earliest event reported)
                          October 22, 2007 (October 17, 2007)

                               THE GREAT ATLANTIC & PACIFIC
                                     TEA COMPANY, INC.

                  (Exact name of Registrant as specified in its charter)

          Maryland                        1-4141                    13-1890974
(State or other jurisdiction of  (Commission File Number)     (I.R.S. Employer
incorporation or organization)                              Identification No.)

             Two Paragon Drive, Montvale, NJ                          07645
         (Address of principal executive offices)                  (Zip Code)

         Registrant's telephone number, including area code: (201) 573-9700

                                         Not Applicable
              (Former name or former address, if changed since last report.)



Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

__ Written communications pursuant to Rule 425 under the Securities Act (17 CFR
   230.425)
__ Soliciting material pursuant to Rule 14a-12 under the Exchange Act
   (17 CFR 240.14a-12)
__ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange
   Act (17 CFR 240.14d-2(b))
__ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange
   Act (17 CFR 240.13e-4(c))




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Item 2.01  Completion of Acquisition or Disposition of Assets

         On August 8, 2007, The Great Atlantic & Pacific Tea Company, Inc. ("A&P"), completed a series of 15 related transactions that resulted in the disposition of 41 of its 66 Farmer Jack stores located in the greater Detroit, Michigan area and its suburbs for approximately $110.0 million in the aggregate. These dispositions occurred between June 28, 2007 and October 17, 2007 and were part of the A&P's previously publicly announced plan to exit the Midwest market. A&P received cash consideration in all of the transactions. The dispositions were made to 15 different individuals and entities, all of whom were unrelated to A&P, including Kroger Co., which, in a transaction previously reported on A&P's Current Report on Form 8-K filed on June 25, 2007, purchased 20 Farmer Jack stores. While additional negotiations are expected to continue for the remaining 25 Farmer Jack stores and two warehouses that comprise A&P's Midwest operations, the sales of which are not considered imminent at this time, the series of transactions described above completes A&P's negotiations with potential buyers previously identified during the sales process conducted in connection with A&P's sale of the stores and warehouses in its Midwest operations.

         No pro forma financial information is furnished with this Form 8-K because the divested businesses have been reflected as discontinued operations in A&P's financial statements since the company announced its intention to divest them in the first quarter of 2007.



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                                      SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                            The Great Atlantic & Pacific Tea Company, Inc. (Registrant)

October 22, 2007            By: /s/Allan Richards
                                -----------------
                            Name:   Allan Richards
                            Title:  Senior Vice President, Human Resources,
                                    Labor Relations, Legal Services & Secretary